JACKSON HEWITT INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report............................................................................................   F-2

Consolidated Balance Sheets as of April 30, 1996 and 1997...............................................................   F-3

Consolidated Statements of Operations for the years ended April 30, 1995, 1996 and 1997.................................   F-5

Consolidated Statements of Shareholders' Equity for the years ended April 30, 1995, 1996 and 1997.......................   F-6

Consolidated Statements of Cash Flows for the years ended April 30, 1995, 1996 and 1997.................................   F-7

Notes to Consolidated Financial Statements..............................................................................   F-9

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Jackson Hewitt Inc.:

We have audited the consolidated balance sheets of Jackson Hewitt Inc. and subsidiaries as of April 30, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jackson Hewitt Inc. and subsidiaries as of April 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended April 30, 1997, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF and SFAS No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by SFAS No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN-INCOME RECOGNITION AND DISCLOSURE, in 1996.

                                                           KPMG Peat Marwick LLP

Norfolk, Virginia
June 9, 1997, except as to Note 16, which is as of June 27, 1997.

                              JACKSON HEWITT INC.

                          CONSOLIDATED BALANCE SHEETS

                            APRIL 30, 1996 AND 1997

                                                                                                     1996           1997
                                                                                                  -----------    -----------
Assets (Note 5)
Current assets:
  Cash and cash equivalents....................................................................   $ 3,557,861    $ 6,323,586
  Receivables:
     Trade accounts (Note 2)...................................................................     3,171,035      2,861,567
     Notes receivable (Notes 2, 3, 4 and 6):
       Franchisees, current portion............................................................     3,081,201      2,789,029
       Sales of franchise territories, current portion.........................................       985,692      1,744,424
       Related parties, current portion........................................................       309,445         54,553
     Interest..................................................................................       328,049        412,064
     Allowance for doubtful accounts...........................................................    (1,366,250)    (1,203,599)
                                                                                                  -----------    -----------
          Total receivables, net...............................................................     6,509,172      6,658,038
                                                                                                  -----------    -----------
  Prepaid expenses and supplies................................................................       259,591        247,778
  Deferred income taxes (Note 9)...............................................................       828,000        644,000
                                                                                                  -----------    -----------
          Total current assets.................................................................    11,154,624     13,873,402
                                                                                                  -----------    -----------
Property and equipment, at cost (Notes 3, 6, 8 and 13):
  Land.........................................................................................       445,731        445,731
  Building and building improvements...........................................................       813,022        813,022
  Office furniture, fixtures and equipment.....................................................     2,566,672      2,994,125
  Computer software............................................................................       877,139        917,119
  Leasehold improvements.......................................................................       131,050         77,592
                                                                                                  -----------    -----------
                                                                                                    4,833,614      5,247,589
  Less accumulated depreciation and amortization...............................................     1,802,689      2,572,084
                                                                                                  -----------    -----------
                                                                                                    3,030,925      2,675,505
                                                                                                  -----------    -----------
Intangible assets, net (Notes 3 and 13):
  Customer lists, net..........................................................................     1,366,409      2,006,820
  Other, net...................................................................................       162,215        444,102
                                                                                                  -----------    -----------
                                                                                                    1,528,624      2,450,922
                                                                                                  -----------    -----------
Notes receivable (Notes 2, 3, 4 and 6):
  Franchisees, excluding current portion.......................................................     7,409,971      6,782,358
  Sales of franchise territories, excluding current portion....................................     2,060,917      1,922,868
  Related parties, excluding current portion...................................................       326,370         54,553
                                                                                                  -----------    -----------
          Total notes receivable, excluding current portion....................................     9,797,258      8,759,779
                                                                                                  -----------    -----------
Assets held for sale...........................................................................        32,022         54,408
Assets held under contractual agreements.......................................................       174,979        313,849
Other assets...................................................................................       237,429         31,912
                                                                                                  -----------    -----------
                                                                                                  $25,955,861    $28,159,777
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------

                              JACKSON HEWITT INC.

                            APRIL 30, 1996 AND 1997

                                                                                                     1996           1997
                                                                                                  -----------    -----------
Liabilities, Redeemable Convertible Preferred Stock and Shareholders' Equity
Current liabilities:
  Current installments of notes payable (Note 6)...............................................   $   462,166    $   606,465
  Current installments of capital lease obligations (Note 8)...................................       582,645        618,385
  Convertible notes (Note 7)...................................................................            --        762,750
  Accounts payable.............................................................................     3,043,019      1,924,580
  Accrued payroll and related liabilities......................................................     1,001,709        879,996
  Income taxes payable.........................................................................     1,138,202      2,793,027
  Deferred franchise fees......................................................................   207,500....        305,370
                                                                                                  -----------    -----------
          Total current liabilities............................................................     6,435,241      7,890,573
Notes payable, excluding current installments (Note 6).........................................     1,480,873      1,028,106
Capital lease obligations, excluding current installments (Note 8).............................       599,044        233,819
Convertible notes (Note 7).....................................................................       762,750             --
Stock purchase warrants (Note 5)...............................................................       609,492             --
Deferred credits:
  Income taxes (Note 9)........................................................................     1,059,000        893,000
  Minority interest............................................................................     1,902,420        137,690
                                                                                                  -----------    -----------
          Total liabilities....................................................................    12,848,820     10,183,188
                                                                                                  -----------    -----------
Series A redeemable convertible preferred stock, no par value; 1,000,000 shares authorized;
  504,950 shares issued and outstanding (Notes 12 and 16)......................................     3,277,792      3,236,443
Shareholders' equity (Notes 5, 7, 11, 12 and 16):
  Common stock, $.02 par value; 10,000,000 shares authorized; 4,589,647 shares in 1997 and
     4,408,056 shares in 1996, issued and outstanding..........................................        88,161         91,793
  Additional capital...........................................................................     7,180,038      7,798,996
  Retained earnings............................................................................     3,765,025      8,125,414
  Stock subscription receivable (Note 2).......................................................    (1,203,975)    (1,276,057)
                                                                                                  -----------    -----------
          Shareholders' equity.................................................................     9,829,249     14,740,146
Commitments, contingencies and subsequent events (Notes 2, 4, 8, 10, 11, 12 and 16)............
                                                                                                  -----------    -----------
                                                                                                  $25,955,861    $28,159,777
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------

          See accompanying Notes to Consolidated Financial Statements.

                              JACKSON HEWITT INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED APRIL 30, 1995, 1996 AND 1997

                                                                                      1995           1996           1997
                                                                                   -----------    -----------    -----------
Revenues:
  Franchise revenues:
     Royalties and advertising fees (Note 2)....................................   $ 6,913,636    $ 9,855,299    $13,248,002
     Franchise fees.............................................................     5,270,895      3,536,730      3,692,739
     Allowance for franchise fee refunds........................................      (506,392)      (854,613)      (488,356)
     Electronic transfer fees...................................................       950,993      1,141,024      1,411,097
     Other franchise revenues...................................................       743,226        449,742        516,620
                                                                                   -----------    -----------    -----------
                                                                                    13,372,358     14,128,182     18,380,102
                                                                                   -----------    -----------    -----------
  Bank product fees.............................................................     2,037,161      6,857,843      9,363,380
  Tax return preparation fees, net of discounts.................................     2,726,512      3,195,941      3,297,729
  Miscellaneous income..........................................................        79,318        834,107        390,460
                                                                                   -----------    -----------    -----------
          Total revenues........................................................    18,215,349     25,016,073     31,431,671
Selling, general and administrative expenses....................................    18,360,040     18,469,321     18,273,614
Depreciation and amortization...................................................       932,941      1,269,143      1,390,190
                                                                                   -----------    -----------    -----------
          Income (loss) from operations.........................................    (1,077,632)     5,277,609     11,767,867
Other income (expenses):
  Interest income (Note 2)......................................................     1,294,636      1,797,128      1,978,014
  Interest expense..............................................................      (603,222)    (1,853,942)      (998,216)
  Gain (loss) on disposals of intangible assets and property and equipment......     1,777,826        600,209       (118,661)
                                                                                   -----------    -----------    -----------
          Income before provision for income taxes and minority interest........     1,391,608      5,821,004     12,629,004
Provision for income taxes (Note 9).............................................       539,470      1,525,000      4,210,000
Minority interest share of earnings.............................................        12,253      1,893,739      2,186,848
                                                                                   -----------    -----------    -----------
          Income before extraordinary item......................................       839,885      2,402,265      6,232,156
Extraordinary item (Note 5).....................................................            --             --     (1,248,388)
                                                                                   -----------    -----------    -----------
          Net income............................................................       839,885      2,402,265      4,983,768
Dividends accrued on Series A redeemable convertible preferred stock
  (Note 12).....................................................................      (297,921)      (321,236)      (322,219)
Accretion of preferred stock to estimated liquidation value
  (Note 12).....................................................................       (78,013)       (80,382)      (301,160)
                                                                                   -----------    -----------    -----------
          Net income attributable to common shareholders........................   $   463,951    $ 2,000,647    $ 4,360,389
                                                                                   -----------    -----------    -----------
                                                                                   -----------    -----------    -----------
Net income per common share (Note 11):
  Primary:
          Income before extraordinary item......................................   $      0.11    $      0.40    $      1.22
                                                                                   -----------    -----------    -----------
                                                                                   -----------    -----------    -----------
          Net income............................................................   $      0.11    $      0.40    $      0.95
                                                                                   -----------    -----------    -----------
                                                                                   -----------    -----------    -----------
  Fully diluted:
          Income before extraordinary item......................................   $      0.11    $      0.40    $      1.18
                                                                                   -----------    -----------    -----------
                                                                                   -----------    -----------    -----------
          Net income............................................................   $      0.11    $      0.40    $      0.91
                                                                                   -----------    -----------    -----------
                                                                                   -----------    -----------    -----------
Weighted average shares outstanding.............................................     4,251,580      4,354,018      4,520,347
                                                                                   -----------    -----------    -----------
                                                                                   -----------    -----------    -----------

          See accompanying Notes to Consolidated Financial Statements.

                              JACKSON HEWITT INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

               FOR THE YEARS ENDED APRIL 30, 1995, 1996 AND 1997

                                                  COMMON STOCK                                       STOCK          TOTAL
                                              --------------------    ADDITIONAL     RETAINED     SUBSCRIPTION   SHAREHOLDERS'
                                               SHARES      AMOUNT      CAPITAL       EARNINGS     RECEIVABLE        EQUITY
                                              ---------    -------    ----------    ----------    -----------    ------------
Balance at April 30, 1994..................   4,119,240    $82,385    $5,359,806    $1,300,427    $  (655,426)   $  6,087,192
Shares issued (Note 3).....................     127,674      2,553     1,498,424            --             --       1,500,977
Exercise of stock options (Note 11)........      99,285      1,986       405,331            --       (392,389)         14,928
Dividends accrued on redeemable convertible
  preferred stock (Note 12)................          --         --            --      (297,921)            --        (297,921)
Accretion of preferred stock to estimated
  liquidation value (Note 12)..............          --         --            --       (78,013)            --         (78,013)
Accrual of interest on stock subscription
  receivable (Note 2)......................          --         --            --            --        (75,072)        (75,072)
Common stock repurchased...................     (45,835)      (917)     (457,433)           --             --        (458,350)
Net income.................................          --         --            --       839,885             --         839,885
                                              ---------    -------    ----------    ----------    -----------    ------------
Balance at April 30, 1995..................   4,300,364     86,007     6,806,128     1,764,378     (1,122,887)      7,533,626
                                              ---------    -------    ----------    ----------    -----------    ------------
Shares issued (Note 3).....................     111,125      2,222       386,715            --             --         388,937
Dividends accrued on redeemable convertible
  preferred stock (Note 12)................          --         --            --      (321,236)            --        (321,236)
Accretion of preferred stock to estimated
  liquidation value (Note 12)..............          --         --            --       (80,382)            --         (80,382)
Accrual of interest on stock subscription
  receivable (Note 2)......................          --         --            --            --        (81,088)        (81,088)
Common stock redeemed in rescission of
  franchisee (Note 3)......................      (3,433)       (68)      (12,805)           --             --         (12,873)
Net income.................................          --         --            --     2,402,265             --       2,402,265
                                              ---------    -------    ----------    ----------    -----------    ------------
Balance at April 30, 1996..................   4,408,056     88,161     7,180,038     3,765,025     (1,203,975)      9,829,249
                                              ---------    -------    ----------    ----------    -----------    ------------
Exercise of stock options (Note 11)........      75,090      1,502       133,313            --             --         134,815
Dividends accrued on redeemable convertible
  preferred stock (Note 12)................          --         --            --      (322,219)            --        (322,219)
Accretion of preferred stock to estimated
  liquidation value (Note 12)..............          --         --            --      (301,160)            --        (301,160)
Stock purchase warrants (Note 5)...........          --         --         7,400            --             --           7,400
Net shares issued in acquisition of
  franchisee (Note 13).....................     106,501      2,130       478,245            --             --         480,375
Accrual of interest on stock subscription
  receivable (Note 2)......................          --         --            --            --        (72,082)        (72,082)
Net income.................................          --         --            --     4,983,768             --       4,983,768
                                              ---------    -------    ----------    ----------    -----------    ------------
Balance at April 30, 1997..................   4,589,647    $91,793    $7,798,996    $8,125,414    $(1,276,057)   $ 14,740,146
                                              ---------    -------    ----------    ----------    -----------    ------------
                                              ---------    -------    ----------    ----------    -----------    ------------

          See accompanying Notes to Consolidated Financial Statements.

                              JACKSON HEWITT INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED APRIL 30, 1995, 1996 AND 1997

                                                                                          1995          1996          1997
                                                                                       ----------    ----------    ----------
Cash flows from operating activities:
  Income before extraordinary item..................................................   $  839,885    $2,402,265    $6,232,156
                                                                                       ----------    ----------    ----------
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
     Depreciation and amortization..................................................      932,941     1,269,143     1,390,190
     Allowance for doubtful accounts................................................      905,141       331,904        72,682
     Write down of impaired assets..................................................           --       270,115       183,525
     Amortization of original issue discount........................................           --       287,391       143,694
     Accretion of stock purchase warrants...........................................           --       178,406        25,487
     Earnings attributable to minority interest.....................................       12,253     1,893,739     2,186,848
     Loss (gain) on sales of intangible assets and property and equipment...........   (1,777,826)     (600,209)      118,661
     Deferred tax expense (benefit).................................................      283,322       173,398      (162,000)
     Changes in assets and liabilities that increase (decrease) cash flow from operations:
          Trade accounts receivable.................................................   (1,872,209)       32,382      (417,872)
          Notes receivable..........................................................   (2,360,663)     (543,528)     (723,772)
          Interest receivable.......................................................     (298,175)     (182,156)     (291,349)
          Prepaid expenses and supplies.............................................     (217,720)      328,840        28,293
          Accounts payable..........................................................    1,640,441      (485,047)   (1,265,007)
          Accrued payroll and related liabilities...................................     (218,720)       57,734       (90,197)
          Income taxes payable......................................................     (476,705)      807,864     1,654,825
          Deferred franchise fees...................................................      372,280      (319,538)       97,870
          Other, net................................................................        6,791       (19,858)       48,453
                                                                                       ----------    ----------    ----------
Total adjustments...................................................................   (3,068,849)    3,480,580     3,000,331
                                                                                       ----------    ----------    ----------
Net cash provided by (used in) operating activities.................................   (2,228,964)    5,882,845     9,232,487
                                                                                       ----------    ----------    ----------
Cash flows from investing activities:
  Notes receivable financing of franchisees.........................................   (3,083,139)     (419,785)     (108,779)
  Issuance of equipment notes.......................................................     (975,524)           --            --
  Payments received from franchisees................................................    1,996,212     1,876,961     2,191,401
  Cash acquired in Oden acquisition.................................................           --            --         5,195
  Purchases of customer lists and other assets......................................     (523,963)      (16,917)     (340,507)
  Proceeds from disposal of property and equipment..................................       16,890         8,723            --
  Proceeds from sales of customer lists and other assets............................      569,145       299,388       295,377
  Purchases of property and equipment...............................................   (1,448,925)     (674,245)      (75,225)
                                                                                       ----------    ----------    ----------
Net cash provided by (used in) investing activities.................................   (3,449,304)    1,074,125     1,967,462
                                                                                       ----------    ----------    ----------
Cash flows from financing activities:
  Net borrowings under lines of credit..............................................    3,500,000    (3,500,000)           --
  Repayments of long-term debt......................................................     (717,521)   (1,180,639)   (1,826,260)
  Proceeds from long-term debt......................................................    1,974,654       386,885       452,500
  Repayments of obligations under capital leases....................................     (151,662)     (521,504)     (663,006)
  Issuance of common stock..........................................................       72,000            --       134,815
  Distribution to minority interest in consolidated partnership.....................      (45,501)           --    (3,991,578)
  Payment of preferred stock dividends..............................................     (283,229)           --      (664,728)
  Purchase of stock purchase warrants...............................................           --            --    (1,875,967)
  Purchase of common stock..........................................................     (458,350)           --            --
                                                                                       ----------    ----------    ----------
Net cash provided by (used in) financing activities.................................    3,890,391    (4,815,258)   (8,434,224)
                                                                                       ----------    ----------    ----------
Net increase (decrease) in cash and cash equivalents................................   (1,787,877)    2,141,712     2,765,725
Cash and cash equivalents at beginning of year......................................    3,204,026     1,416,149     3,557,861
                                                                                       ----------    ----------    ----------
Cash and cash equivalents at end of year............................................   $1,416,149    $3,557,861    $6,323,586
                                                                                       ----------    ----------    ----------
                                                                                       ----------    ----------    ----------

                              JACKSON HEWITT INC.

               FOR THE YEARS ENDED APRIL 30, 1995, 1996 AND 1997

Supplemental Disclosures of Cash Flow Information:

                                                                                          1995          1996          1997
                                                                                       ----------    ----------    ----------
Cash paid during the year for:
  Interest..........................................................................   $  553,104    $1,852,576    $  998,612
  Income taxes......................................................................   $  728,628    $  540,188    $2,695,762

Supplemental Information on Noncash Investing and Financing Activities:

     During the years ended April 30, 1995, 1996 and 1997, the Company acquired certain assets from franchisees as follows (Note 3):

                                                                                          1995          1996          1997
                                                                                       ----------    ----------    ----------
Fair value of assets purchased......................................................   $3,608,702    $2,370,522    $2,418,287
Receivables forgiven................................................................   (1,155,261)   (2,267,697)   (1,768,022)
Notes payable issued................................................................     (410,501)      (80,462)     (273,195)
Deferred revenue reversed...........................................................           --       370,618            --
Common stock issued.................................................................   (1,518,977)     (376,064)           --
Lease obligations assumed...........................................................           --            --       (36,563)
                                                                                       ----------    ----------    ----------
Cash paid to seller.................................................................   $  523,963    $   16,917    $  340,507
                                                                                       ----------    ----------    ----------
                                                                                       ----------    ----------    ----------

     During the years ended April 30, 1995, 1996 and 1997, the Company sold certain assets to franchisees as follows:

                                                                                          1995          1996          1997
                                                                                       ----------    ----------    ----------
Book value of assets sold...........................................................   $7,391,513    $1,331,510    $1,738,211
Franchise fee revenue...............................................................    1,295,000       577,500            --
Gain on sale........................................................................    1,751,791       561,685        40,720
Deferred gain on sale...............................................................   (2,694,557)      (51,901)           --
Notes issued........................................................................   (7,174,602)   (2,119,406)   (1,483,554)
                                                                                       ----------    ----------    ----------
Cash received.......................................................................   $  569,145    $  299,388    $  295,377
                                                                                       ----------    ----------    ----------
                                                                                       ----------    ----------    ----------

     During the years ended April 30, 1995, 1996 and 1997, the Company entered into capital lease obligations of $922,260, $874,845 and $333,521, respectively.

     During the years ended April 30, 1995, 1996 and 1997, the stock subscription receivable increased $75,072, $81,088 and $72,082, respectively, for the accrual of interest.

     In July 1997, the Company acquired all of the outstanding stock of Oden, Inc., a franchisee, in exchange for 106,501 shares, net of shares retired, of Jackson Hewitt common stock (Note 13).

          See accompanying Notes to Consolidated Financial Statements.

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

     Jackson Hewitt Inc. (the Company) operates and acts as the franchiser and operator of a system of offices engaged in computerized preparation of federal and state personal income tax returns. The Company receives a fee for preparing returns at Company-owned locations and receives royalties and other fees from franchisees. The Company also purchases and sells existing and new franchise territories and receives commissions and fees related to processing refund anticipation loans and accelerated check requests through arrangements with several financial institutions.

     BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Jackson Hewitt Inc. and its wholly owned subsidiary, Hewfant, Inc. and its 60% owned subsidiary, JH of Memphis, LLC. Hewfant Inc. is a 65% partner in Refant Partnership (Refant). During fiscal 1997, Refant provided processing services for refund anticipation loans with County Bank and First Republic Bank. First Republic Bank is a 35% partner in Refant. All intercompany accounts and transactions have been eliminated.

     The minority interest reflected on the balance sheet and the minority interest share of earnings reflected on the statement of operations reflect the proportionate share of equity and earnings, respectively, held by the other owners of JH of Memphis, LLC and Refant.

     CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company had $772,051 and $5,922,224 invested in repurchase agreements and 30-day commercial paper at April 30, 1996 and 1997, respectively.

     PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation and amortization is provided by the straight-line method over the estimated useful lives of the assets as follows:

Building and building improvements.......................................................      40 years
Office furniture, fixtures and equipment.................................................    7-10 years
Computer software........................................................................     5-7 years
Leasehold improvements...................................................................    7-10 years

     Computer software costs include the initial development costs of the computer software and the cost of all purchased software.

     INTANGIBLE ASSETS

     Intangible assets primarily relate to the value assigned to customer lists of Company-owned stores. The value of the customer lists is determined at the time of acquisition based upon a formula applied to the tax preparation fees generated by the underlying store or stores during the most recently completed tax season. The Company believes this formula represents an appropriate estimate of the fair value of the assets. Amortization is computed using the straight-line method over five years. Accumulated amortization was $565,802 and $948,568 at April 30, 1996 and 1997, respectively.

     REVENUE RECOGNITION

     Franchise fee revenue, net of allowance for franchise fee refunds of 12%, is recognized when obligations of the Company to prepare the franchisee for operation have been substantially completed. Franchise fees that are financed by the Company are recorded as deferred franchise fees until such time as the franchisee has made a significant financial commitment (20%). Royalties and advertising fees are assessed based upon 18% of territory revenues and are recognized currently as the franchised territory generates sales. Electronic transfer fees, tax return preparation fees and bank product fees are

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) recognized as revenue in the period the related tax return is filed or prepared for the customer. Discounts are recorded for promotional programs at the time the return is prepared.

     Sales of Company-owned stores which are financed by the Company, and related gains, are not recorded until the franchisee has made a significant financial commitment (20%). The carrying value of customer lists and other intangibles which have been sold to franchisees that have not paid at least 20% of the sales price are classified as assets held under contractual agreements in the accompanying consolidated balance sheets.

     The Company ceases the accrual of interest income on notes receivable which have been past due for more than six months. On past due notes which have been past due less than six months, an allowance for doubtful accounts is recognized for 50% of the interest income due.

     NOTES RECEIVABLE

     Notes receivable are recorded at cost, less the related allowance for doubtful accounts. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN," as amended by SFAS No. 118, "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN-INCOME RECOGNITION AND DISCLOSURE" (the Statements), on May 1, 1995. Under the provisions of the Statements, a loan is impaired when it is probable that a creditor will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. When a loan is impaired, a creditor has a choice of methods to measure impairment, including the present value of future cash flows, the observable market price of the impaired loan or the fair value of the underlying collateral. In most cases, the creditor can select the measurement method on a loan by loan basis.

     Management estimates the amount of the allowance for doubtful accounts based on a comparison of amounts due to the estimated fair value of the underlying franchise, which collateralizes the note. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. The cumulative effect as of May 1, 1995 of implementing the Statements was immaterial to the Company's financial position and results of operations.

     IMPAIRMENT OF LONG-LIVED ASSETS

     The Company implemented Statement of Financial Accounting Standards 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF," (Statement 121) in the fourth quarter of fiscal 1996. In implementing Statement 121, the Company changed its accounting method to establish a threshold for determining impairment based on undiscounted cash flows of the underlying store. The measurement of the amount of impairment for assets which the threshold indicates recognition of an impairment is required, is based upon the estimated value of the asset, computed based on a formula applied to the tax preparation fees generated by the underlying store or stores during the most recently completed tax season. The impact of adopting Statement 121 for the fiscal year ended April 30, 1996 included charges of $67,508 relating to long-lived assets associated with existing Company-owned stores and a charge of $202,607 to write off long-lived assets associated with closed locations. For the year ended April 30, 1997, the Company recognized an impairment loss of $183,525 related to Company-owned stores. These charges have been included in selling, general and administrative expenses in the accompanying 1996 and 1997 consolidated statements of operations.

     STOCK-BASED COMPENSATION

     Prior to May 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On May 1, 1996, the Company adopted SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     INCOME TAXES

     The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rate expected to be in effect when the differences are expected to reverse. The effect of a change in tax rates is recognized in income in the period that includes the enactment date.

     NET INCOME PER COMMON SHARE

     Net income per common share is based on the weighted average number of shares of common stock outstanding during the period, including the dilutive effects of stock options and stock purchase warrants. Net income is adjusted for dividends accrued on Series A Redeemable Convertible Preferred Stock and accretion of preferred stock issuance costs to arrive at net income per common share. The Company's convertible notes and redeemable convertible preferred stock are excluded from the calculation of primary net income per common share because they do not qualify as common stock equivalents.

     ADVERTISING EXPENSES

     Advertising costs, which are included in selling, general and administrative expenses in the accompanying consolidated statements of operations, are expensed as incurred. Advertising expenses for 1995, 1996 and 1997 were $4,347,730, $3,677,629 and $5,080,056, respectively.

     USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. These significant estimates include the adequacy of the allowance for doubtful accounts and notes receivable, the recoverability of intangible assets, the fair value of franchised stores and the liability under refund anticipation loan programs.

     RECLASSIFICATIONS

     Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the 1997 financial statement presentation.

2. RELATED PARTY TRANSACTIONS

     The following summarizes the Company's related party transactions:

     PURCHASES AND SALES OF CUSTOMER LISTS AND OTHER ASSETS

     During 1995, the Company purchased customer lists and other assets related to three territories from a related party in exchange for 112,575 shares of the Company's common stock. The customer lists and other assets were simultaneously sold to three parties, two of which were related parties, for $1,463,470 in notes receivable. The purchase of the customer lists and other assets was valued at $11.80 per share, the average trading price of the Company's stock during the period of negotiation relating to the purchase. The gain of $135,085 associated with the subsequent sale was deferred due to the value of the underlying collateral and the related party nature of the transaction.

     In addition to the above, in 1995, customer lists and other assets were sold to three other related parties for $60,876 in cash and $676,712 in notes receivable. A gain of $89,847 was recognized on these sales.

     NOTES AND ACCOUNTS RECEIVABLE

     At April 30, 1996 and 1997, related parties owed the Company $635,815 and $109,106, respectively, under notes receivable (note 4) and $224,203 and $936, respectively, under accounts receivable. Repayments of notes receivable from these parties during the years ended April 30, 1996 and 1997 were $340,606 and $54,553, respectively.

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. RELATED PARTY TRANSACTIONS -- (CONTINUED)
     STOCK SUBSCRIPTION RECEIVABLE

     The stock subscription receivable reflected in the accompanying consolidated balance sheets is due from the Company's former Chairman of the Board of Directors, John Hewitt. On September 9, 1996, Mr. Hewitt resigned from the Company. On December 12, 1996, Mr. Hewitt executed a $1,276,057 promissory note, which represents all amounts then due the Company, including accrued interest, other than the $99,000 obligation referred to below. This recourse note bears interest at 6.9% per year. Mr. Hewitt is required to make monthly interest payments and to repay the principal amount in one lump sum on April 30, 1999. To secure this recourse note, Mr. Hewitt pledged 145,050 shares of Company stock to the Company, and granted the Company a proxy to vote this stock until his obligation is repaid in full. In return for a monthly payment by the Company to Mr. Hewitt of approximately $23,000, Mr. Hewitt also executed a covenant not to compete with the Company in the United States through April 30, 1999, and agreed not to solicit Company employees, conduct a solicitation of proxies or disparage the Company or its officers and directors during the same period. In addition, the Company forgave a $99,000 (plus accrued interest) obligation of Mr. Hewitt to the Company, which would have been due and payable on April 30, 1997. As a part of this transaction, the Company and Mr. Hewitt executed mutual releases.

     OTHER

     The Company recognized $295,266, $325,530 and $52,361, respectively, in royalty and advertising revenue from franchises owned by related parties for the years ended April 30, 1995, 1996 and 1997.

3. ACQUISITION OF FRANCHISE ASSETS

     During the year ended April 30, 1997, the Company acquired certain assets from 31 Jackson Hewitt franchisees for a total purchase price of $2,418,287. The Company gave the franchise owners cash of $340,507, canceled notes and accounts receivable of $1,768,022, gave the previous owners notes totaling $273,195, and assumed lease obligations totaling $36,563 to complete these transactions.

     During the year ended April 30, 1996, the Company acquired certain assets from 36 Jackson Hewitt franchisees for a total purchase price of $2,370,522. The Company gave the franchise owners cash of $16,917, canceled notes receivable from franchisees of $2,267,697, gave the previous franchise owners notes totaling $80,462, reversed deferred revenue of $370,618, redeemed 3,433 shares and issued 111,125 shares of Jackson Hewitt common stock for a net value of $376,064 based on the average over the counter trading value of the shares around the time of redemption and issuance.

     During the year ended April 30, 1995, the Company acquired certain assets from 33 Jackson Hewitt franchisees for a total purchase price of $3,608,702. The Company gave the franchise owners cash of $523,963, canceled notes receivable from franchisees of $1,155,261, gave the previous franchise owners notes totaling $410,501, and issued 127,674 shares of Jackson Hewitt common stock valued at $1,518,977 based on the average over the counter trading value of the shares around the time issuance.

     The purchase price is allocated among the assets acquired based on the estimated relative fair value of the underlying assets. The portion allocated to customer lists is generally based on a percentage of gross revenue generated by the respective franchises. The purchase price was allocated among the assets purchased as follows:

                                                                                          1995          1996          1997
                                                                                       ----------    ----------    ----------
Customer lists......................................................................   $3,296,097    $2,136,156    $2,240,152
Other intangible assets, primarily goodwill.........................................       95,972       162,699       141,135
Property and equipment..............................................................       54,918        71,667        22,000
Other...............................................................................      161,715            --        15,000
                                                                                       ----------    ----------    ----------
Total...............................................................................   $3,608,702    $2,370,522    $2,418,287
                                                                                       ----------    ----------    ----------
                                                                                       ----------    ----------    ----------

     The Company purchased certain of the aforementioned franchise assets from related parties as disclosed in note 2.

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. ACQUISITION OF FRANCHISE ASSETS -- (CONTINUED)
     A summary of franchise office activity follows (unaudited):

                               FRANCHISEE OFFICES

                                                         BEGINNING                        CLOSED OR PURCHASED            END
                                                         OF PERIOD         OPENED           BY THE COMPANY            OF PERIOD
                                                         ---------         ------         -------------------         ---------
1995.............................................            742             381                   (36)                 1,087
1996.............................................          1,087             336                  (177)                 1,246
1997.............................................          1,246             318                  (288)                 1,296

4. NOTES RECEIVABLE

     Notes receivable are issued to business partners to finance the purchase of franchises and/or for working capital and equipment needs. The notes generally are due in two to five years and bear interest at rates between 10% and 12%. Transactions for 1996 and 1997 follow:

                                                                                                 1996             1997
                                                                                              -----------      -----------
Balance at beginning of year.............................................................     $14,864,696      $14,173,596
  Notes issued:
  Sales of customer lists................................................................       2,509,590        2,536,500
  Loans to business partners.............................................................         419,785          108,799
  Refinancing of existing notes..........................................................         387,787          314,551
  Sales of franchise territories.........................................................       1,546,205        2,463,100
Notes canceled...........................................................................      (2,556,042)      (2,642,254)
Oden notes eliminated in consolidation...................................................              --         (168,095)
Repayment of notes.......................................................................      (2,998,425)      (3,438,412)
                                                                                              -----------      -----------
Balance at end of year...................................................................     $14,173,596      $13,347,785
                                                                                              -----------      -----------
                                                                                              -----------      -----------

     Notes receivable, franchisees, reflected on the accompanying balance sheets, include notes related to the sale of customer lists as well as loans to franchisees for working capital and equipment. Most of the notes receivable reflected on the accompanying balance sheets are due from the Company's franchisees. The notes are collateralized by the underlying franchise, are guaranteed by the franchisees and are generally five years in length at inception.

     The franchisees' ability to repay the notes is dependent upon the performance of the tax preparation industry as a whole and the Company in particular. As a result of certain IRS actions, fiscal 1995 was a difficult year for the Company's franchisees, resulting in a number of the Company's receivables being past due at April 30, 1995 and 1996. In fiscal 1996 and early 1997, the Company restructured a number of notes receivable and terminated a number of franchisees with whom a satisfactory payment plan was not reached. In many cases, the Company included the business partners' accounts receivable and interest receivable balances in the restructured notes. At April 30, 1996 and 1997, notes receivable installments of approximately $1,800,000 and $570,000 are past due, respectively. Management believes that the recorded allowance is adequate based upon its consideration of the estimated value of the franchises supporting the receivables. Any adverse change in the tax preparation industry could affect the Company's estimate of the allowance.

     At April 30, 1997, the Company had an investment in impaired notes and related interest receivable of approximately $806,000 which had recorded values that exceeded the fair value of the underlying collateral by approximately $73,000. In addition, the Company had trade accounts receivable due from these business partners of approximately $94,000 at April 30, 1997. The Company has reflected an allowance of $167,000 for this impairment in the accompanying consolidated balance sheet. Activity in the allowance for doubtful accounts for the years ended April 30, 1996 and 1997 is summarized as follows:

                                                                                                1996           1997
                                                                                             -----------    -----------
Beginning balance.........................................................................   $ 1,226,724    $ 1,366,250
Additions charged to expense..............................................................     2,316,595        991,715
Write-offs................................................................................    (2,177,069)    (1,154,366)
                                                                                             -----------    -----------
Ending balance............................................................................   $ 1,366,250    $ 1,203,599
                                                                                             -----------    -----------
                                                                                             -----------    -----------

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. NOTES RECEIVABLE -- (CONTINUED)
     The Company's average investment in impaired notes receivable during the years ended April 30, 1996 and 1997 was approximately $3,900,000 and $1,750,000, respectively. Interest income related to these notes of approximately $240,000 and $216,000 has been included in the accompanying consolidated statements of operations for the years ended April 30, 1996 and 1997, respectively.

5. LINE OF CREDIT AND EXTRAORDINARY ITEM

     Throughout fiscal 1997, the Company had a line of credit facility (the Facility) with a commercial lender, under which the Company could borrow from $2,000,000 to $7,900,000 throughout the year. Interest was payable monthly at prime plus 0.5% on the first $5,500,000 of the borrowings and prime plus 1.25% for amounts borrowed in excess of $5,500,000. The Facility contained certain maintenance and restrictive covenants, including but not limited to a total liabilities to tangible net worth and debt service coverage ratio. The Facility was collateralized by accounts and notes receivable, inventory, furniture, fixtures, equipment, contract rights and general intangibles as well as a deed of trust on the Company's headquarters. Under the terms of the Facility, the Company was required to repay all borrowings under the Facility and maintain a zero balance for a period of 30 days prior to its expiration. No amounts were outstanding on the line of credit facility as of April 30, 1997. As discussed in note 16, the Company renewed the Facility in May 1997 through June 30, 1999.

     During 1995 and 1996, the Company had two facilities available (the Old Facilities) with the lender. The Old Facilities provided the Company with a $4,500,000 line of credit facility and a $3,500,000 facility available to finance franchise expansions and new franchise sales. The Old Facilities bore interest at prime plus 0.5% through July 1995. From July 1995 to June 1996, the interest rate on the Old Facilities was increased to prime plus 2.5%.

     In addition, in August 1995, the lender provided an additional $3,000,000 short-term facility to provide additional working capital. This line expired on April 30, 1996 and also bore interest at prime plus 2.5%. The Old Facilities were replaced in fiscal 1997 with the Facility discussed above. There were no amounts outstanding under the Old Facilities on April 30, 1996.

     In conjunction with the Old Facilities, the Company's lender was also granted warrants to obtain up to 999,327 shares, or 19.9% of the then fully diluted common stock of the Company, exercisable at $0.01 per share. Based upon independent appraisal, the Company valued the warrants at $0.74 per warrant at the date of issuance. As a result, an original issue discount of $739,502, representing the initial value of the warrants, was recorded against the borrowings under the Old Facilities and was amortized over the terms of the Old Facilities. The agreement governing the warrants provided the holder with additional rights, such as a put option, piggyback registration and other rights. As a result of the existence of the put option, the Company recorded accretion to the estimated ultimate redemption amount as interest expense for the period the warrants were outstanding. The agreement also included a clawback provision under which the Company could earn back warrants based upon a formula applied to its repayment of amounts outstanding under the Old Facilities. In April 1996, the Company exercised the clawback rights under the agreement and reduced the number of warrants to 582,549. As a result, the value of the warrants, discount amortization and accretion to the put price were reduced proportionately.

     In June 1996, the Company agreed to purchase the put option on all warrants and to purchase 572,549 of the outstanding warrants held by the lender for $1,875,967. The Company financed the purchase using amounts available under the Facility. A loss of $1,248,388 associated with the early extinguishment of the put warrant liability is reflected as an extraordinary item in the accompanying consolidated statement of operations for the year ended April 30, 1997. The remaining outstanding warrants have been included in additional capital in the accompanying April 30, 1997 consolidated balance sheet.

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. LONG-TERM DEBT

     Long-term debt at April 30, 1996 and 1997 consists of the following:

                                                                                                        1996          1997
                                                                                                     ----------    ----------
Note payable to bank; monthly installments of $10,995 including interest at 10.87%; due February
  2009; collateralized by land and building.......................................................   $  938,810    $  908,912
Note payable to bank; interest paid monthly at prime plus 1%; repaid in full in 1997..............      556,142            --
Note payable to former franchisee; annual installments of $41,040 on April 30, plus interest at
  7.00%; due April 1998...........................................................................       82,080        41,040
Non-interest bearing note payable to former franchisee, monthly installments of $2,166; interest
  imputed at 11.00%; due March 1999...............................................................       55,319        34,333
Note payable to financing company; interest at 9.75%; repaid in full in 1997......................       15,320            --
Non-interest bearing note payable to former franchisee, annual installments of $27,500, interest
  imputed at 11.00%; due March 2000...............................................................       76,862        54,542
Non-interest bearing note payable to former franchisee; interest imputed at 9%; due in full in
  February 1998...................................................................................           --       182,860
Notes payable to former Oden stockholders; due in various installments between July 1997 and
  February 1998; interest payable annually at 9%..................................................           --       244,596
Other notes payable...............................................................................      218,506       168,288
                                                                                                     ----------    ----------
       Total long-term debt.......................................................................    1,943,039     1,634,571
Less current installments.........................................................................      462,166       606,465
                                                                                                     ----------    ----------
       Total long-term debt, less current installments............................................   $1,480,873    $1,028,106
                                                                                                     ----------    ----------
                                                                                                     ----------    ----------

     Aggregate maturities of long-term debt as of April 30, 1997 are as follows:

1998....................................................................................   $  606,465
1999....................................................................................      109,586
2000....................................................................................       84,737
2001....................................................................................       58,196
2002....................................................................................       62,482
Thereafter..............................................................................      713,105
                                                                                           ----------
Total...................................................................................   $1,634,571
                                                                                           ----------
                                                                                           ----------

7. CONVERTIBLE NOTES

     The Company has $762,750 of convertible notes outstanding at April 30, 1997 which bear interest at 6% payable semiannually and are due in full March 1, 1998. Upon the occurrence of certain events of default, the holders of not less than 25% of the convertible notes may demand repayment of the notes in their entirety.

     The convertible notes are convertible into one share of common stock per $16 of principal (47,671 shares of common stock), anytime on or prior to maturity. The conversion rate of the notes is subject to change upon the occurrence of certain events. No conversions occurred in 1995, 1996 or 1997.

8. LEASE OBLIGATIONS

     The Company leases office space and equipment for its operations under leases expiring through 2002. Rent expense totaled $1,424,587, $1,328,334 and $1,149,872 for the years ended April 30, 1995, 1996 and 1997, respectively. Annual office rents for tax preparation offices are based on minimum rentals plus a percentage of gross receipts in excess of minimum revenues. Rent expense calculated as a percentage of gross receipts totaled $92,962, $184,472 and $69,671 for the years ended April 30, 1995, 1996 and 1997, respectively.

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. LEASE OBLIGATIONS -- (CONTINUED)
     Included in property and equipment are the following amounts applicable to capital leases at April 30, 1996 and 1997:

                                                                                                       1996          1997
                                                                                                    ----------    -----------
Office furniture, fixtures and equipment.........................................................   $1,799,779    $ 2,133,299
Less accumulated amortization....................................................................     (657,056)    (1,294,869)
                                                                                                    ----------    -----------
                                                                                                    $1,142,723    $   838,430
                                                                                                    ----------    -----------
                                                                                                    ----------    -----------

     Total amortization expense charged under capital leases was $167,002, $476,228 and $637,812 for the years ended April 30, 1995, 1996 and 1997, respectively.

     Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of April 30, 1997 are as follows:

                                                                                                CAPITAL LEASES    OPERATING LEASES
                                                                                                --------------    ----------------
1998.........................................................................................     $  712,320          $300,426
1999.........................................................................................        322,216           109,794
2000.........................................................................................         33,911            97,277
2001.........................................................................................             --            33,200
2002.........................................................................................             --            28,000
                                                                                                --------------    ----------------
Total minimum lease payments.................................................................      1,068,447          $568,697
                                                                                                                  ----------------
                                                                                                                  ----------------
Amount representing interest.................................................................        216,243
                                                                                                --------------
  Present value of future minimum lease payments.............................................        852,204
Less current installments of obligations under capital leases................................        618,385
                                                                                                --------------
  Obligations under capital leases, excluding current installments...........................     $  233,819
                                                                                                --------------
                                                                                                --------------

9. INCOME TAXES

     The provision for income taxes for the years ended April 30, 1995, 1996 and 1997 is comprised of the following:

                                                                                           1995         1996          1997
                                                                                         --------    ----------    ----------
Current:
  Federal.............................................................................   $193,552    $1,210,602    $3,693,000
  State...............................................................................     62,596       141,000       679,000
                                                                                         --------    ----------    ----------
                                                                                          256,148     1,351,602     4,372,000
                                                                                         --------    ----------    ----------
Deferred:
  Federal.............................................................................    239,322       146,398      (136,000)
  State...............................................................................     44,000        27,000       (26,000)
                                                                                         --------    ----------    ----------
                                                                                          283,322       173,398      (162,000)
                                                                                         --------    ----------    ----------
                                                                                         $539,470    $1,525,000    $4,210,000
                                                                                         --------    ----------    ----------
                                                                                         --------    ----------    ----------

     The Company's effective tax rate differs from the U.S. Federal statutory tax rate for the years ended April 30, 1995, 1996 and 1997 as follows:

                                                                                                           1995    1996    1997
                                                                                                           ----    ----    ----
Statutory rate..........................................................................................   34.0%   34.0%   34.0%
Increases in income taxes resulting from:
  State income taxes, net of Federal income tax benefit.................................................    5.1     4.0     4.1
  Accretion of stock purchase warrants..................................................................     --     1.7      --
  Disposal of Oden territories..........................................................................     --      --     1.0
  Other.................................................................................................     --    (0.9)    1.2
                                                                                                           ----    ----    ----
       Effective rate...................................................................................   39.1%   38.8%   40.3%
                                                                                                           ----    ----    ----
                                                                                                           ----    ----    ----

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. INCOME TAXES -- (CONTINUED)
     Significant components of the Company's deferred tax assets and liabilities at April 30, 1996 and 1997 are as follows:

                                                                                                        1996          1997
                                                                                                     -----------    ---------
Deferred tax assets:
Deferred revenue for financial statement purposes recognized currently for tax purposes...........   $   100,000    $ 122,000
Bad debt allowance, deductible when related receivables are written off...........................       518,000      457,000
Accrued vacation, deductible as paid for tax purposes.............................................        37,000       51,000
Property, equipment and intangible assets, due to differing depreciation
  and amortization methods........................................................................        58,000           --
Capital leases, deductible as paid for tax purposes...............................................        15,000        5,000
Other accounts payable, deductible as paid for tax purposes.......................................        84,000           --
Amortization of loan discount, due to different amortization methods..............................        78,000           --
Inventory related costs capitalized for tax purposes..............................................        11,000       14,000
                                                                                                     -----------    ---------
                                                                                                         901,000      649,000
                                                                                                     -----------    ---------
Deferred tax liabilities:
Installment sales, recognized for tax purposes as cash is received................................    (1,132,000)    (861,000)
Property, equipment and intangible assets, due to differing depreciation and
  amortization methods............................................................................            --      (37,000)
                                                                                                     -----------    ---------
                                                                                                      (1,132,000)    (898,000)
                                                                                                     -----------    ---------
       Net deferred tax liabilities...............................................................   $  (231,000)   $(249,000)
                                                                                                     -----------    ---------
                                                                                                     -----------    ---------

10. COMMITMENTS AND CONTINGENCIES

     GUARANTEES

     The Company guarantees to reimburse customers for penalties and interest in the case of errors it makes in preparing tax returns in Company operated offices. Experience has shown that actual penalties paid have been negligible.

     The Company has guaranteed operating leases for office equipment of certain franchises. The total obligations under these leases are $873,940 and have remaining terms of up to 39 months.

     The Company has guaranteed bank loans of certain franchisees. The guarantee obligations total approximately $137,000 at April 30, 1997.

     EMPLOYMENT AGREEMENT

     The Company has an employment agreement with its President and Chief Executive Officer which expires in June 1999. The agreement provides for an annual salary and a bonus if certain performance objectives are met. The Company may terminate the employment agreement at any time without cause. Upon such termination, the Company is required to pay the employee $250,000 over a one-year period. In addition, any invested increment of option shares that would have vested on the succeeding vesting date will be deemed vested and available for exercise.

     LITIGATION

     The Company is a defendant in certain lawsuits and is aware of other threatened claims generally incidental to its business as a franchiser. Management is of the opinion that the accompanying financial statements will not be materially affected by the ultimate resolution of litigation pending or threatened at April 30, 1997.

11. EMPLOYEE BENEFITS

     401(K) PLAN

     Jackson Hewitt Inc. 401(k) Plan (the Plan) is a defined contribution plan sponsored by the Company. The Plan provides for employee salary deferral and matching employer contributions. Employees of the Company are eligible to participate in the Plan when they attain age 21 and have completed one year of service.

     The Company began contributing to the Plan during 1997. Participants vest in the Company's contributions based upon years of service. The Company's contribution for the year ended April 30, 1997 was $26,519.

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. EMPLOYEE BENEFITS -- (CONTINUED)
     STOCK COMPENSATION PLANS

     At April 30, 1997, the Company has two stock-based compensation plans. Under the 1994 Long-Term Incentive Plan, the Company may grant options to its employees for up to 698,000 shares of common stock. Under the 1996 Non-Employee Director Stock Option Plan, the Company may grant options to its non-employee directors for up to 150,000 shares of common stock. Under both plans, the exercise price of each option equals the market price of the Company's stock on the date of grant, and the option's maximum term is ten years. Options vest over five years under the 1994 Plan and over four years under the 1996 Plan.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock options, which were granted with an exercise price at least equal to the stock's fair market value at the date of grant. Had compensation cost for the Company's two stock-based compensation plans been determined consistent with FASB Statement No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                       1996               1997
                                                                    ----------         ----------
Net income                                      As Reported         $2,402,265         $4,983,768
                                                Pro Forma            2,386,714          4,732,577
Primary net income                              As Reported         $     0.40         $     0.95
per share                                       Pro Forma                 0.40               0.89
Fully diluted net income                        As Reported               0.40               0.91
per share                                       Pro Forma                 0.40               0.86

     The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma and net income per share amounts presented above because compensation cost is reflected over the options vesting periods and compensation cost for options granted prior to May 1, 1995 is not considered.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1997, respectively: dividend yield of 0 percent for both years; expected volatility of 73% for both years; risk-free interest rates of 5.9% and 6.7% for the 1994 Plan options and 5.4% and 6.3% for the 1996 Plan options; and expected lives of six and ten years for the 1994 Plan options and ten years for the 1996 Plan options.

     A summary of the status of the Company's two fixed stock option plans as of April 30, 1996 and 1997 and changes during the years ended on those dates is presented below:

                                                                                     1996                           1997
                                                                          ---------------------------    ---------------------------
                                                                                         WEIGHTED-                      WEIGHTED-
                                                                          NUMBER OF       AVERAGE        NUMBER OF       AVERAGE
                                                                           OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE
                                                                          ---------    --------------    ---------    --------------
Outstanding at beginning of year.......................................    174,590         $ 6.65         235,590         $ 4.38
Granted................................................................    126,700           3.35         388,765           5.01
Exercised..............................................................         --             --          75,090           1.80
Expired................................................................     37,000          10.00          54,000          10.00
Forfeited..............................................................     28,700           6.40          49,180           3.96
                                                                          ---------                      ---------
Outstanding at end of year.............................................    235,590           4.38         446,085           4.71
                                                                          ---------                      ---------
                                                                          ---------                      ---------
Options exercisable at year-end........................................     70,790           1.73          28,660           3.45
Weighted-average fair value of options granted during the year.........    126,700           0.82         388,765           3.62

     At April 30, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $2.86-$5.75 and eight years, respectively.

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In fiscal 1994, 504,950 shares of Series A Redeemable Convertible Preferred Stock (Preferred Stock) were sold in a private placement to three private investors. The Company received net proceeds (after payment of placement fees and expenses) of $2,518,046. The excess of the redemption value over the carrying value is being accreted by periodic charges to retained earnings over the life of the issue. The holders of the Preferred Stock are entitled to 10% cumulative annual dividends due in August of each year and a liquidation preference upon the liquidation or dissolution of the Company. Additional dividends accrue on unpaid dividends. The Company accrued dividends of $297,921, $321,236 and $322,219 for the years ended April 30, 1995, 1996 and 1997, respectively.

     At any time, upon occurrence of certain events, the holders of the 504,950 shares of issued and outstanding shares of Preferred Stock may convert their shares to 504,950 shares of common stock.

     If any of the Preferred Stock has not been converted to common stock by August 31, 1998, the Company must redeem from each holder of Preferred Stock 1/3, 1/2 and all of the remaining shares, respectively, of the Preferred Stock held by such holder on August 31, 1998, August 31, 1999 and August 31, 2000, respectively. The redemption price to be paid by the Company is equal to the greater of (i) the liquidation preference payment for the Preferred Stock, which is equal to $3,000,000 plus any accrued, but unpaid dividends or (ii) the fair market value of the shares of Preferred Stock on such date. The fair market value of the Preferred Stock will be determined in good faith by the Board of Directors of the Company, subject to the right of the holders of the Preferred Stock to select an independent appraiser that is agreeable to the Company to determine such price. The Company is accreting the Preferred Stock to the estimated redemption value over the period through which redemption is required.

     The holders of the Preferred Stock, voting as a separate series, may elect one director of the Company until such time as all of the Preferred Stock is converted to common stock. Holders of the Preferred Stock have the right to vote on all matters properly before the shareholders of the Company. The number of votes to which the holders of the Preferred Stock are entitled is the same number of votes to which such holders would be entitled if the Preferred Stock were converted to common stock. In addition to certain dividend, liquidation, conversion, registration, and redemption rights, the holders of the Preferred Stock have certain rights in the event of an offering of the Company's common stock.

     As discussed in note 16, in June 1997 the Company and the preferred shareholders agreed to settle the mandatory redemption feature and convert the preferred shares to common shares.

13. ACQUISITION

     On July 31, 1996, the Company completed an exchange of 106,501 shares of the Company's common stock, net of shares retired, for all of the outstanding stock of Oden Inc., a franchisee. The total purchase price, based upon the market value of the Company's stock at July 31, 1996, was $480,375. The transaction was accounted for as a purchase and the resulting goodwill, which is included in other intangible assets in the accompanying balance sheet, will be amortized over five years. Assets acquired and liabilities assumed in the purchase are as follows:

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. ACQUISITION -- (CONTINUED)

Assets acquired:

  Cash..........................................................................................................   $    5,195
  Accounts receivable...........................................................................................       55,587
  Notes and interest receivable.................................................................................      645,693
  Prepaid expenses..............................................................................................        1,480
  Fixed assets..................................................................................................       22,295
  Customer lists................................................................................................      837,911
  Goodwill......................................................................................................      575,785
  Other assets..................................................................................................        9,016
                                                                                                                   ----------
     Total assets...............................................................................................    2,152,962
                                                                                                                   ----------

Liabilities assumed:

  Accounts payable..............................................................................................      483,556
  Notes and interest payable....................................................................................    1,009,031
  Deferred income taxes.........................................................................................      180,000
                                                                                                                   ----------
     Total liabilities..........................................................................................    1,672,587
                                                                                                                   ----------
       Purchase price...........................................................................................   $  480,375
                                                                                                                   ----------
                                                                                                                   ----------

     Included in accounts payable and notes and interest payable are amounts due to the Company of $464,821 and $182,970, respectively, which were eliminated in consolidation upon the closing of the acquisition. The remaining notes payable are due to former Oden shareholders in varying installments through February 1998.

     The following unaudited pro forma financial information for the years ended April 30, 1996 and 1997 combines the results of operations of the Company and Oden as if the acquisition occurred at the beginning of fiscal 1996, after giving effect to certain adjustments, including the depreciation and amortization of assets based on their fair values and intercompany eliminations. The unaudited pro forma information does not purport to represent what the results of operations of the Company would have been if such transaction had in fact occurred on such date or to project the Company's results of operations for any future period.

                                                                                                     1996           1997
                                                                                                  -----------    -----------
Revenue........................................................................................   $25,723,168    $31,403,599
Income before extraordinary item...............................................................     2,308,500      6,365,749
Net income.....................................................................................     2,308,500      5,117,361

Net income per common share:

Income before extraordinary item...............................................................   $      0.38    $      1.25
Net income.....................................................................................          0.38           0.98

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following summarizes disclosure regarding the estimated fair value of the Company's financial instruments at April 30, 1996 and 1997:

                                                                                                             1996
                                                                                                 -----------------------------
                                                                                                 CARRYING AMOUNT    FAIR VALUE
                                                                                                 ---------------    ----------
Cash and cash equivalents.....................................................................     $ 3,557,861      $3,557,861
Trade accounts receivable.....................................................................       3,171,035       3,171,035
Notes receivable..............................................................................      14,173,596      14,173,596
Notes payable.................................................................................       1,943,039       2,042,866
Convertible notes.............................................................................         762,750         733,926
Accounts payable..............................................................................       3,043,019       3,043,019
Accrued payroll and related liabilities.......................................................       1,001,709       1,001,709
Stock purchase warrants.......................................................................         609,492       1,875,967
Series A redeemable convertible preferred stock...............................................       3,277,792       3,277,792
Financial guarantees, for which it is not practicable to estimate fair value..................              --              --

                                                                                                             1997
                                                                                                 -----------------------------
                                                                                                 CARRYING AMOUNT    FAIR VALUE
                                                                                                 ---------------    ----------
Cash and cash equivalents.....................................................................     $ 6,323,586      $6,323,586
Trade accounts receivable.....................................................................       2,861,567       2,861,567
Notes receivable..............................................................................      13,347,785      13,347,785
Notes payable.................................................................................       1,634,571       1,731,433
Convertible notes.............................................................................         762,750         750,290
Accounts payable..............................................................................       1,924,580       1,924,580
Accrued payroll and related liabilities.......................................................         879,996         879,996
Series A redeemable convertible preferred stock...............................................       3,236,443       7,084,534
Financial guarantees, for which it is not practicable to estimate fair value..................              --              --

     (A) CASH AND CASH EQUIVALENTS, TRADE ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND ACCRUED PAYROLL AND RELATED LIABILITIES

     The carrying amount approximates fair value because of the short maturity of these instruments.

     (B) NOTES RECEIVABLE

     The carrying amount approximates fair value, because the rates of interest on these notes approximate rates currently offered by lending institutions for loans of similar terms to individuals or companies with comparable credit risk. However, the Company has not sold any of these notes and thus actual rates have not been established. There can be no assurance that the Company would obtain these rates if the notes were sold.

     (C) NOTES PAYABLE AND CONVERTIBLE NOTES

     The fair value of the Company's notes payable and convertible notes is estimated based on the present value of future cash flows discounted using the Company's recently negotiated line of credit borrowing rate of LIBOR plus 2.5% at April 30, 1997.

     (D) SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In 1996, the Company estimated that the fair value approximated the carrying value since the carrying amount reflects accretion to the redemption price based upon the fair value of the common stock, and the preferred stock dividend rate approximates what the Company could expect to pay for funds financed under similar terms. For 1997, the fair value has been estimated based upon the trading value of the common stock at April 30, 1997 using the 699,707 shares to be issued upon conversion as described in note 16.

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)
     (E) STOCK PURCHASE WARRANTS

     The fair value at April 30, 1996 represents the amount paid by the Company in July 1996 (note 5) to repurchase substantially all of the stock purchase warrants.

     (F) FINANCIAL GUARANTEES

     A reasonable estimate of the fair value of the Company's guarantees of long-term debt and lease obligations of others, more fully described in note 10, could not be made without incurring excessive costs.

15. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table presents selected quarterly financial data for the
Company:

                                                                                         FIRST     SECOND      THIRD     FOURTH
                                                                                        QUARTER    QUARTER    QUARTER    QUARTER
                                                                                        -------    -------    -------    -------
                                                                                         (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                                                                                         DATA)
      Year Ended April 30, 1996:
Revenue..............................................................................   $   823    $ 1,318    $5,219     $17,656
Net income (loss)....................................................................    (1,326)    (1,599)     (475 )     5,802
Net income (loss) per common share...................................................   ($ 0.33)   ($ 0.32)   ($0.11 )   $  1.16

       Year Ended April 30, 1997:
Revenue..............................................................................   $   980    $ 1,216    $7,805     $21,431
Income (loss) before extraordinary item..............................................    (1,322)    (1,008)    1,184       7,378
Extraordinary item...................................................................    (1,248)        --        --          --
Net income (loss)....................................................................    (2,570)    (1,008)    1,184       7,378
Net income (loss) per common share:
  Income (loss) before extraordinary item............................................   ($ 0.32)   ($ 0.24)   $ 0.24     $  1.54
  Net income (loss)..................................................................     (0.59)     (0.24)     0.24        1.54

16. SUBSEQUENT EVENTS

     In May 1997, the Company's lender renewed the Company's working capital facility through June 30, 1999. Under the terms of the Amended and Restated Credit Agreement, amounts which can be borrowed under the Facility vary from $2.0 million to $8.0 million throughout the year, subject to certain borrowing base limitations, and bear interest at the 30 day LIBOR rate plus 2.5%. The facility is renewable annually for one additional year at a time.

     In June 1997, the Company and the preferred shareholders entered into a Recapitalization Agreement under which the preferred shareholders agreed to exchange all of the Preferred Stock for 699,707 shares of common stock. The closing of the transaction is expected to occur on July 3, 1997, with an effective date of June 18, 1997, which was the date the parties reached agreement as to the terms of the transaction. As a result of this transaction, the Company will record a charge to retained earnings and net income to common shareholders of approximately $1.9 million in the first quarter of fiscal 1998, representing the fair value on June 18, 1997 of the incremental shares of common stock issued to induce conversion.

17. EFFECT OF UNADOPTED ACCOUNTING STANDARD

     In February 1997, the FASB issued SFAS No. 128, "EARNINGS PER SHARE" (Statement 128). Statement 128 supersedes APB Opinion No. 15, "EARNINGS PER SHARE," and specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. Statement 128 was issued to simplify the computation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and that of the International Accounting Standards Committee
(IASC). It will replace primary EPS and fully diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the

                              JACKSON HEWITT INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. EFFECT OF UNADOPTED ACCOUNTING STANDARD -- (CONTINUED) numerator and denominator of the basic EPS computations to the numerator and denominator of the diluted EPS computation.

     Basic EPS, unlike primary EPS, excludes all dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS, similar to fully diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

     Statement 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. After adoption, all prior period EPS data presented shall be restated to conform with Statement 128. The following table summarizes the pro forma EPS data of the Company as if Statement 128 had been adopted for all periods presented.

                                                                                                         YEAR ENDED APRIL 30
                                                                                                       ------------------------
                                                                                                       1995     1996      1997
                                                                                                       -----    -----    ------
Basic EPS
  Income before extraordinary item..................................................................   $0.11    $0.46    $ 1.24
  Extraordinary item................................................................................      --       --     (0.28)
                                                                                                       -----    -----    ------
  Net income........................................................................................   $0.11    $0.46    $ 0.96
                                                                                                       -----    -----    ------
                                                                                                       -----    -----    ------

Diluted EPS
  Income before extraordinary item..................................................................   $0.11    $0.41    $ 1.19
  Extraordinary item................................................................................      --       --     (0.26)
                                                                                                       -----    -----    ------
  Net income........................................................................................   $0.11    $0.41    $ 0.93
                                                                                                       -----    -----    ------
                                                                                                       -----    -----    ------